Exhibit 21


Name of Subsidiary                       State of Organization
-------------------                     ----------------------

Andrea ANC Manufacturing Inc.                  Delaware
Andrea Direct Marketing Inc.                   Delaware
Andrea Electronics Europe Inc.                 Delaware
Andrea Marketing Inc.                          Delaware
Andrea Military Communications, LLC            Delaware